Exhibit 99.1

OncoSec Announces Pipeline Prioritization and Workforce Reduction

PENNINGTON, NJ and SAN DIEGO, CA, October 4, 2022 /PRNewswire/ — OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a clinical-stage biotechnology company focused on developing intratumoral immunotherapies to stimulate the patient’s own immune system to target and eradicate cancer, today announced a corporate restructuring intended to prioritize development of its lead clinical candidate TAVO™ (TAVO-EP) a plasmid encoding interleukin 12 (IL-12) delivered by intratumoral electroporation, and extend the Company’s cash runway.

Oncosec is reducing its staff by approximately 45% and prioritizing clinical pipeline activities to reduce operating expenses. The Company and remaining employees will focus clinical activities in melanoma to advance TAVO-EP toward near-term data milestones of the KEYNOTE-695 clinical trial. OncoSec will provide more detail on the financial implications of the restructuring in the Form 10-K due in October.

Updated guidance on the pivotal Phase 2b KEYNOTE-695 trial in metastatic melanoma, is as follows.

●	Top-line results of the secondary endpoint, Objective Response Rate (ORR) by investigator assessment based on RECIST v1.1, is expected to be announced in the fourth quarter of 2022.
●	Top-line results of the primary endpoint, Overall Response Rate (ORR) by blinded independent central review (BICR) based on RECIST v1.1, is expected to be announced in the first quarter of 2023.

“Since joining as CEO my focus has been on reviewing all aspects of our technology and pipeline. This led to the conclusion that an operational restructuring and strategic pipeline refocus is the best course of action to accelerate advancing TAVO-EP and preparing for the completion and data readout of our KEYNOTE-695 trial,” said Robert H. Arch, Ph.D., OncoSec’s Chief Executive Officer. “It is very unfortunate because this necessary step affects a very talented group of employees that have contributed to our efforts and helped build the company. We are grateful for their contributions.”

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a biotechnology company focused on developing intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring human protein with immune-stimulating functions. The technology, which employs electroporation (EP), is designed to produce a limited, localized expression of IL-12 in the tumor microenvironment, which ultimately enables the immune system to target and attack tumors throughout the body. OncoSec is committed to building a diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: non-responders to anti-PD-1 treatment. Results from recently conducted clinical studies of TAVO™ have demonstrated a local immune response, and subsequently, a systemic therapeutic effect as either a monotherapy or combination treatment approach along with an acceptable safety profile, warranting further development. For more information, please visit www.oncosec.com.

TAVO™ is a trademark of OncoSec Medical Incorporated.

Risk Factors and Forward-Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the timing of release of our updated guidance on the pivotal Phase 2b KEYNOTE-695 trial in metastatic melanoma may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact

Investor Contact

Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com